 Exhibit 10.3

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CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE COMMISSION.

Co-Development Agreement

effective as of December 28th 2015
(hereinafter referred to as “Agreement”)
between

lnflaRx GmbH
a corporation established under the law of Germany
Winzerlaer Strasse 2, 07745 Jena/Germany
(hereinafter referred to as “INFLARX”)

and

Beijing Defengrei Biotechnology Co.Ltd
(北京德丰瑞生物科技有限公司)
a corporation established under the law of P.R. China
36 Jinghai Er Road. BDA
Beijing 100176
P.R. China
(hereinafter referred to as “BDB”)

(INFLARX or BDB hereinafter also referred to as “Party” and together as “Parties”)

PREAMBLE

A.	INFLARX possesses certain intellectual property rights, whether patented or not, know how, material, cell lines, drug substance, drug product, development know-how, data, etc. all related to monoclonal anti-human complement C5a antibodies referred to as IFX-1 (as further defined within this Agreement) and further humanized versions thereof (collectively "IFX-2" as further defined within this Agreement).

B.	BDB wishes to utilize said intellectual property of INFLARX in order to manufacture, research and develop a drug candidate (referred to and defined within this Agreement as BDB-1 and/or BDB-2) and later sell and commercialize this inside the territory of the P.R. China.

C.	INFLARX is prepared to grant to BDB appropriate rights under said intellectual property of INFLARX to the extent necessary and under certain monetary and development requirements and other conditions set forth in this Agreement.

D.	BDB on the other hand possesses intellectual property rights, know-how, technology, access to research models etc. which may be useful for the further development of IFX-1 and/or IFX-2 by INFLARX and may, by developing INFLARX Intellectual Property (including but not being limited to IFX-1, IFX-2 and corresponding cell lines) lead to the generation of new know-how, data, material in any form, intellectual property, insights for use and application of IFX-1 and/or IFX-2, whether patentable or not, and which INFLARX seeks to use, make use of, patent, pursue, commercialize, sell, license or sublicense or otherwise exploit in any form worldwide unless otherwise specified in this Agreement.

E.	BDB is prepared to grant to INFLARX appropriate rights under said intellectual property of BDB under conditions set forth in this Agreement.

F.	The Parties intend to enable by this Agreement the defined R&D collaborative and/or co-development efforts as well as future drug development and commercialization

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efforts of the Parties and set the rules and conditions for such co-development as in principle set forth above (hereinafter also referred to as the “Purpose” of this Agreement).

G.	The Parties further acknowledge that they have entered into an earlier agreement covering some aspects which are related to the Purpose dated February 12th, 2014 (the “Base Agreement”) and that by executing this Agreement the Parties wish to terminate and fully coordinate the provisions of said Base Agreement from the time point of execution of this Agreement onwards.

Now, therefore, the Parties agree as follows:

ARTICLE 1 — DEFINITIONS

In this Agreement, unless otherwise expressly provided, the following terms shall have meanings ascribed to them below.

1.1	“Affiliates” means: (i) any person, corporation, firm, joint venture, entity or other organization, which directly or indirectly controls either Party; or (ii) any person, corporation, firm, joint venture, entity or other organization which is directly or indirectly controlled by either Party; or (iii) any person, corporation, firm, joint venture, entity or other organization, which is controlled, directly or indirectly, by the ultimate parent company of either Party. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting security or by contract or otherwise.

1.2	“Applicable Laws” means all national, state and local laws and the rules, regulations, guidances, guidelines and requirements of all competent Governmental Authorities and pharmacopoeias in effect from time to time applicable to the activities intended under the Frame of Co-Development (as defined below), including without limitation the handling, manufacturing, processing, packaging and quality control of any Product.

1.3	“Approved Third Parties” means those Third Parties being approved by INFLARX for secondary transfer of IFX-1 and/or the IFX-1 Cell Line within the territory of the P.R. China in accordance with Section 4.8ii.

1.4	“Base Agreement” means the agreement between the Parties dated February 12th, 2014.

1.5	“BDB-1” means a monoclonal antibody directed against the human complement factor C5a which is being developed in full responsibility by BDB under granted rights from INFLARX inside the BDB Territory and which is manufactured and produced using the IFX-1 Cell Line under BDB's full responsibility and which is covered in part or in whole by the same INFLARX Intellectual Property as IFX-1.

1.6	“BDB Intellectual Property” means all Intellectual Property Controlled by BDB as of the Effective Date and during the term of this Agreement that is useful and/or necessary for the activities intended under the Frame of Co-Development (as defined below) and/or for the further development of Products and the corresponding cell lines by or on behalf of INFLARX. For the avoidance of doubt, any INFLARX Intellectual Property, any Intellectual Property generated under the Base Agreement and any Intellectual Property relating to Co-Development Findings shall not be considered BDB Intellectual Property.

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1.7	“BDB Territory” means the territory of the P.R. China.

1.8	“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Laws to be closed in Jena (Germany) or Beijing (P.R. China).

1.9	“Calendar Year” means a period of 12 calendar months commencing on January 1.

1.10	[*****]

1.11	“Co-Development” means any development effort undertaken by either Party in order to fulfill the Purpose of this Agreement and as set forth in the Frame of Co-Development (as defined below).

1.12	“Co-Development Finding(s)”means any Know-How, scientific knowledge, data or material in any format or form including but not being limited to development insights about potential use, manufacturing changes and improvements, effects and side effects of use and any other Know-How, whether patentable or not, resulting from BDB's use of the INFLARX Intellectual Property in accordance with this Agreement and from the Parties' activities within the Frame of Co-Development and the Purpose.

1.13	“Commercialization” and “Commercialize” shall refer to all activities undertaken relating to the manufacture for commercial sale, pre-marketing, marketing, distribution and sale of a product, and the process of Commercialization, respectively.

1.14	“Confidential Information” means all secret technical and non-technical information of any kind relating to INFLARX Intellectual Property, as well as to the BDB Intellectual Property furnished to or obtained by a Party (hereinafter the “Receiving Party”) from the other Party (hereinafter the “Disclosing Party”) under this Agreement or under the Base Agreement. Confidential Information shall include but not being limited to:

i.	research knowledge, materials (especially antibodies), experimental work, data, amino acid or nucleic acid sequences, cDNA libraries, plasmids, cells, cell lines, antibodies and fragments thereof, other biological substances, apparatus, equipment, technical or animal models, proposals, specifications, manufacturing details, the Manufacturing Process, purchasing requirements, business forecasts, business plans or financial, operational, and marketing plans, sales, agreements etc;

ii.	all inventions, improvements, modifications or discoveries, whether patentable or not, unpublished patent applications, copyrights, trade secrets;

iii.	any and all Co-Development Findings which may arise out of the Co-Development, it being understood that all Co-Development Findings are Confidential Information of INFLARX; and

iv.	any textual, numerical, graphical drawing or image fixed on paper, any electronic medium, any like media or any storage device containing such media, containing or embodying Confidential Information.

Any information disclosed or transferred by the Disclosing Party will be considered Confidential Information of the Disclosing Party by the Receiving Party if such information is marked as “Confidential” or “Proprietary”, or if the Receiving Party should know by virtue of the circumstances in which the Receiving Party learned the information, including through visual or other inspections, audits or other inspections,

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that such information is not generally known to the public or to anyone who is not bound to the Disclosing Party by obligations of confidentiality.

1.15	“Control” or “Controlled” means with respect to any item of information, Know-How, Patent Right or other Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with a Third Party.

1.16	“cPoC” means clinical Proof of Concept, the stage in the drug development process where the clinical efficacy of a novel drug candidate has been verified and proven for the first time in a clinical trial in man.

1.17	“Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction.

1.18	“Effective Date” shall mean the date of this Agreement as set forth on the front page.

1.19	“EMA” means the European Medicines Agency or any successor Governmental Authority with responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

1.20	“Exploit” or “Exploiting” means to research or have researched, develop or have developed, register or have registered in its own name, patent or have patented in its own name, modify or have modified, enhance or have enhanced, improve or have improved, manufacture or have manufactured, hold or keep or have held and kept (whether for disposal or otherwise), formulate or have formulated, optimize or have optimized, import or have imported, export or have exported, transport or have transported, distribute or have distributed, offer for sale or have offered for sale, promote or have promoted, market or have marketed, sell or have sold or otherwise commercialize or have commercialized a product or process. “Exploitation” means the act of Exploiting a product or process.

1.21	“FDA” means the United States Food and Drug Administration of the Department of Health and Human Services, or any successor Governmental Authority with responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

1.22	“First Commercial Sale” means the initial transfer of a Product by or on behalf of either Party or its Affiliates, or Sub-Licensees to a Third Party distributor or end user customer in exchange for cash or some equivalent to which value can be assigned in any country pursuant to a Regulatory Approval and after all other applicable approvals required to market and sell Product, including pricing and reimbursement approvals, have been granted, or otherwise permitted, by the Governmental Authorities of such country.

1.23	“GCP” shall mean all current laws and regulations established for Good Clinical Practice i.e. those established within the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (CPMP/ICH/135/95) Harmonized Tripartite Guideline for Good Clinical Practice as amended from time to time and the principles set out in the Declaration of Helsinki as revised from time to time and any equivalent or relating regulatory requirements inside the territory of the P.R. China.

1.24	“GMP” shall mean all current laws and regulations related to Good Manufacturing Practices as specified in Directive 2003/94/EEC, the Guidelines to Good Manufacturing

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Practice of Medicinal Products for Human and Veterinary Use of the European Union and the US Code of Federal Regulations, Title 21, Chapter I, Parts 210 and 211 as well as the ICH Q7 Guideline, as well as any respective Chinese regulations pertaining to the matter.

1.25	“Governmental Authority” means any court, agency authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.26	[*****]

1.27	“IFX-1” means a specific monoclonal antibody directed against the human complement factor C5a which is being developed and manufactured by INFLARX or on behalf of INFLARX and which is produced in the IFX-1 Cell Line and which is defined by a related antibody sequence (the “IFX-1 Sequence” as detailed within the Attachment I).

1.28	“IFX-1 Cell Line” means the Chinese Hamster Ovarian (CHO) Cell Line producing lFX-1 which has been generated on behalf of INFLARX by [*****] and which is owned by INFLARX (after initiation of a contractually defined sale process) and which may contain or require for use Intellectual Property, whether patented or not, owned by [*****] and appropriately granted to INFLARX. Within this Agreement, the term IFX-1 Cell Line shall also be used and understood as relevant cell line for manufacturing BDB-1.

1.29	“IFX-2 and BDB-2” means any monoclonal antibody directed against the human complement factor C5a which is being derived from the underlying gene sequence of IFX-1 by any type of humanization effort and which is not developed or manufactured by use of the IFX-1 Cell Line. Such antibody may be generated by the underlying gene sequences as detailed in Attachment II or other gene sequences which are substantially similar to the gene sequence of lFX-1 [*****], whereas the term IFX-2 shall be reserved for any development and use of such antibody by or on behalf and under responsibility of INFLARX and the term BDB-2 shall be reserved for any development and use of such antibody by and under responsibility of BDB.

1.30	“IFX-2 Cell Line and BDB-2 Cell Line” shall be defined as any corresponding cell line developed by the respective Party to manufacture lFX-2 or BDB-2.

1.31	“Indication” means any disease or condition for which a Product can be used to treat or prevent, which use is the subject of a separate Drug Approval Application and/or of a separate Regulatory Approval process. For the avoidance of doubt, all sub-classes of a main-class of disease shall be treated only as one and the same Indication.

1.32	“INFLARX Inspection Rights” has the meaning as defined in Section 4.7.

1.33	“INFLARX Intellectual Property” means the INFLARX Patent Rights and all other Intellectual Property that is Controlled by INFLARX at the Effective Date or during the term of this Agreement and that relates to the IFX-1 Cell Line and/or IFX-1 and/or IFX-2 and/or any IFX-2 Cell Line as well as BDB-1, BDB-2 and/or any BDB-2 Cell Line. For the avoidance of doubt, all Intellectual Property generated under the Base Agreement

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and all Intellectual Property with respect to Co-Development Findings is INFLARX Intellectual Property.

1.34	“INFLARX Patent Rights” means all Patent Rights Controlled by INFLARX at the Effective Date or during the term of this Agreement and relating to IFX-1, IFX-2, IFX-1 Cell Line and/or IFX-2 Cell Line and/or BDB-1, BDB-2 and/or BDB-2 Cell Line, including without limitation the international patent application with the title [*****]

1.35	“INFLARX Territory” means all countries of the world except the territory of the P.R. China.

1.36	“Intellectual Property” or “IP” means any and all legally established rights in and to ideas, inventions, discoveries, Know-How, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, including Patent Rights, trade secrets, trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software and database rights), domain names and any rights or property similar to any of the foregoing in any part of the world arising under statutory or common law, whether or not perfected and whether registered or not, together with the right to apply for the registration of any such rights.

1.37	“Know-How” means any information, records, chemical structure information, methods, techniques, processes, discoveries, inventions, innovations, unpatentable processes, specifications, recipes, formulae, designs, plans, documentation, drawings, data and other technical information and data which is secret and not in the public domain, particularly not disclosed in a Patent Right, and identified or identifiable in a tangible form, including, without limitation of the foregoing, biological, chemical, pharmacological, toxicological, preclinical and clinical information, materials and data as well as information, data and specifications regarding manufacturing processes, formulation, quality control, sourcing and testing, and related know-how and trade secrets.

1.38	“Manufacturing Process” means the entire process necessary for manufacturing of IFX-1 and/or BDB-1 with the underlying cell line, including materials and media used, data and development reports, batch production records and CMC documents of any kind, up-stream and downstream processes, viral clearance procedures, formulation, filling, packaging, handling of drug substance and drug product and other processes as maybe involved and necessary to manufacture drug substance and final drug product (filled, packaged and labeled and ready to use) and release the same for any application

1.39	“Net Sales” means the gross amount invoiced by the relevant Party, its Affiliates or Sub-Licensees for sales of a Product to unaffiliated Third Parties less the following deductions:

i.	[*****] of gross amount for transportation, freight insurance, distribution, packing and handling;

ii.	sales and excise taxes or customs duties paid by the relevant Party, its Affiliates or Sub-Licensees or any other governmental charges imposed upon the sale of a Product and paid by the relevant Party, its Affiliates or Sub-Licensees;

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iii.	rebates and premiums granted or allowed by the relevant Party, its Affiliates or Sub Licensees in connection with the sale of a Product;

iv.	allowances or credits granted by the relevant Party, its Affiliates or Sub-Licensees to customers on account of governmental requirements, rejection, outdating, returns, billing errors or recalls of a Product; and

v.	trade, cash and quantity discounts, bonuses or chargebacks granted by the relevant Party, its Affiliates or Sub-Licensees in connection with the sale of a Product.

For the purpose of calculating Net Sales, the Parties recognize that: (a) customers may include persons in the chain of commerce who enter into agreements with the relevant Party, its Affiliates or Sub-Licensees as to price even though title to the Product does not pass directly from the relevant Party, its Affiliates or Sub-Licensees to such customers and even though payment for such Product is not made by such customers directly to the relevant Party, its Affiliates or Sub-Licensees; and (b) in such cases, chargebacks paid by the relevant Party, its Affiliates or Sub-Licensees to or through a Third Party (such as a wholesaler) can be deducted by the relevant Party, its Affiliates or Sub-Licensees from gross revenue in order to calculate Net Sales. Furthermore, for the purpose of calculating Net Sales the deductions referred to under iii. and v. shall not exceed the upper threshold common in the relevant market of competitive Products; in the case of dispute the Party obliged to royalty payments shall prove that the amount of the relevant deductions are common in the relevant market.

1.40	“Patent Rights” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.41	“Phase II Clinical Trials” shall mean a clinical trial in human patient population to explore the therapeutic efficacy and to determine the safe and effective dose range in the proposed therapeutic Indication as more fully described in the ICH Harmonized Tripartite Guideline entitled “General Considerations for Clinical Trials E-8”, as amended .

1.42	“Product” means any medicinal product containing IFX-1 or IFX-2 or BDB-1 or BDB-2 as at least one (1) active pharmaceutical ingredient.

1.43	“Regulatory Approval” means with respect to a regulatory jurisdiction, any and all approvals, product and/or establishment licenses, registrations or authorizations of any Governmental Authority, including without limitation the SFDA, the EMA and the FDA, necessary for the use (including in a clinical trial), storage, import, export, transport and Commercialization of a Product in such regulatory jurisdiction, including, where applicable, (a) pricing and reimbursement approval in such regulatory jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite

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manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

1.44	“SFDA” means the Chinese State Food and Drug Administration, or any successor Governmental Authority with responsibility for regulating the development, manufacture and sale of human pharmaceutical products.

1.45	“Sub-Licensee” means a Third Party to whom INFLARX granted a license or respectively sub-license under its rights reserved under Section 6.5 and Section 6.7 after execution of said reserved rights.

1.46	“Third Party” means any entity other than the Parties or any Affiliate of either Party.

ARTICLE 2 — Scope of this Agreement/ Frame of Co-Development

2.1	Scope of this Agreement / Further agreements. The Parties understand that this Agreement sets the frame and principle understanding between the Parties in order to fulfill the Purpose but it may not fully cover all aspects of such future development. The Parties understand that additional future contractual work and agreements may be necessary to fully cover aspects of future development, including but not limited to aspects of clinical development, manufacturing or Commercialization or others. The Parties therefore agree that they will jointly work together in good faith on such future contractual agreements as may be deemed appropriate or wished for by either Party, it being understood that the principle frame and conditions set forth in this Agreement are binding and shall be fully reflected in any such future agreements unless agreed differently in writing by both Parties.

2.2	Frame of Co-Development. The Parties hereto agree that in order to serve and fulfill the Purpose of this Agreement, the Parties shall engage in the following Co-Development steps and conditions, of which some or all are further specified and conditional to defined terms as set forth in detail elsewhere in this Agreement:

i.	[*****]

ii.	BDB shall appropriately handle and store the IFX-1 Cell Line under its strict oversight, create a master- or working cell bank and develop and build the Manufacturing Process according to GMP standards either by itself or together with Approved Third Parties inside the BDB Territory in order to manufacture GMP standard drug product BDB-1 solely to be used for defined development and later Commercialization inside the BDB Territory in accordance with further detailed obligations as set forth in this Agreement and under its sole and full responsibility.

iii.	BDB may develop and generate under its sole and full responsibility a BDB-2 Cell Line only inside the BDB Territory, create a master- or working cell bank and develop and build the Manufacturing Process according to GMP standards and manufacture GMP standard drug product BDB-2 solely for the purpose to develop and Commercialize BDB-2 solely within and for the BDB Territory. INFLARX shall have the right to Exploit such BDB-2 Cell Line under its own responsibility to develop, manufacture and Commercialize IFX-2 anywhere in

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the INFLARX Territory and BDB shall assist and transfer appropriate amounts of material (i.e. vials of the BDB-2 Cell Line etc.) to INFLARX to enable such Exploitation.

iv.	BDB shall conduct pre-clinical animal and in vitro studies inside the BDB Territory using IFX-1 (to be transferred separately to BDB by INFLARX under the terms of this Agreement) and/or BDB-1 and/or IFX-2 and/or BDB-2, and BDB shall promptly share all related Co-Development Findings and ensure data sharing with INFLARX and put in place reporting tools for all development areas.

v.	BDB shall conduct clinical trials using BDB-1 and/or BDB-2 in compliance with all Applicable Laws, including GCP and with the provisions of this Agreement inside the BDB Territory and ensure data sharing with INFLARX and put in place reporting tools and potentially necessary data exchange agreements with INFLARX as may be deemed appropriate by INFLARX.

vi.	BDB shall be granted appropriate usage rights under lNFLARX Intellectual Property to the extent necessary for development, manufacture and Commercialization of BDB-1 and BDB-2 solely inside the BDB Territory and pay in return royalties to INFLARX as set forth in this Agreement.

vii.	INFLARX shall be granted and/or transferred exclusive Exploitation rights and ownership in all Co-Development Findings by BDB and shall be granted usage rights under BDB Intellectual Property to the extent necessary or useful to Exploit the rights set forth in this Agreement.

viii.	The Parties shall cooperate and help in putting in place appropriate more detailed agreements if needed from either side or if useful for successful development and Commercialization of BDB-1 and/or BDB-2 by BDB within the BDB Territory and of IFX-1 and/or IFX-2 by lNFLARX.

ix.	Unless agreed differently between the Parties in writing, each Party shall fully cover its own costs and expenses and have sole and full responsibility for any of its own Co-Development effort and activity agreed in this Agreement.

x.	BDB shall in no event make or engage any Third Party in making additional changes, alterations or any humanization efforts of any kind to IFX-1, BDB-1 and/or IFX-2 and/or BDB-2 and/or the IFX-1 Cell Line and/or IFX-2 Cell Line and/or the BDB-2 Cell Line unless agreed expressly differently between the Parties in writing.

These Co-Development steps and conditions shall collectively be understood as the “Frame of Co-Development” which will be conditional to the terms and provisions set forth in this Agreement and shall solely serve the Purpose of this Agreement. The Parties agree that the development of any combination therapy involving IFX-1, IFX-2, BDB-1 or BDB-2 as active pharmaceutical ingredient is not part of the Frame of Co-Development and shall be excluded from the grant of any rights to BDB under this Agreement; the Parties may agree on development of such combination therapies in a separate agreement or addendum to this Agreement.

2.3	Coordination of Co-Development. The Parties understand that for the time being the Co-Development can be reasonably coordinated through the reporting in accordance with Article 5. If either Party at a certain stage of Co-Development deems it useful or necessary for coordination of the Parties development activities to install a Joint Development Committee, the Parties shall establish such Joint Development

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Committee with members having the necessary scientific and regulatory skills with respect to the relevant stage of development and shall agree on competence and governance rules of such Joint Development Committee.

2.4	Coordination with Base Agreement. The Parties agree that the Base Agreement shall terminate at the Effective Date. Articles 5, 8, 9 and 10.5 of the Base Agreement shall survive its termination. The Parties further agree that any materials provided by INFLARX to BDB under the Base Agreement shall be further handled in accordance with the relevant provisions regarding such material transfer under this Agreement. The Parties understand and agree that all “Research Findings” as this term is defined in the Base Agreement shall be Confidential Information of INFLARX under this Agreement and all “Confidential Information” as this term is defined under the Base Agreement and which were exchanged by the Parties under the Base Agreement shall be and treated as Confidential Information under this Agreement. For the avoidance of doubt, all rights in the “Research Findings” as this term is defined in the Base Agreement shall be INFLARX Intellectual Property under this Agreement.

ARTICLE 3 — Transfer of Cell Line

3.1	Transfer. Under the conditions and terms set forth within this Agreement and conditional to the receipt of the [*****] (as defined below) by [*****] from BDB and receipt of the [*****] by INFLARX from [*****], INFLARX shall request that [*****] makes 22 vials containing aliquots from the master cell bank of the IFX-1 Cell Line which is currently stored at [*****], available to INFLARX for further shipment to BDB (hereinafter referred to as the “Transfer”). The Transfer shall take place under the following conditions and terms:

i.	upon [*****] (as defined below) from BDB and [*****] by INFLARX from [*****], INFLARX shall in due course furnish a written transfer request to [*****] and obtain approval for the Transfer ;

ii.	upon receipt of approval from [*****] by INFLARX, BDB shall provide the vendor and shipment details, as well as process details and all necessary documents to INFLARX for the Transfer;

iii.	BDB understands and agrees that it will cover all costs for shipment to BDB as well as any associated risk for the Transfer once shipment has left [*****] premises and that it may seek insurance coverage for the Transfer if deemed appropriate; for the avoidance of doubt, neither INFLARX nor [*****] is obliged to furnish any replacement if any or all of the 22 vials containing aliquots from the master cell bank of the IFX-1 Cell Line are destroyed during the shipment or are not viable upon receipt by BDB.

3.2	[*****]

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[*****]

If and to the extent that INFLARX is held liable for payment of any taxes, duties or other amounts by any Governmental Authority of any country with respect to the [*****] and/or in connection with this indemnification and reimbursement obligation of BDB, BDB shall indemnify and hold INFLARX harmless from and reimburse to INFLARX any such amount assessed against INFLARX (and/or paid by INFLARX).

3.3	Transfer of IFX-1. INFLARX may, from time to time as may be agreed between the Parties, transfer IFX-1, which may or may not have been manufactured according to GMP standards or GMP equivalent standards under INFLARX' responsibility and oversight. Any quantity of IFX-1 transferred by INFLARX to BDB may be used by BDB solely to serve the Purpose of this Agreement, in the BDB Territory and to foster the development of BDB-1 within the BDB Territory. BDB shall under no circumstances use IFX-1 for any application in humans and treat IFX-1 strictly confidential and not transfer IFX-1 to any Third Party without the express prior written consent from INFLARX.

ARTICLE 4 — BDB Use of the IFX-1 Cell Line, IFX-1, BDB-1, BDB-2 Cell Line, BDB-2 and IFX-2 and IFX-2 Cell Line

4.1	BDB's Right to Use the IFX-1-Cell Line. INFLARX hereby grants to BDB an exclusive right to use the IFX-1 Cell Line solely within the BDB Territory and solely for the Purpose and the Co-Development under this Agreement and subject to compliance of BDB with all terms and conditions set forth in this Agreement. BDB hereby accepts this grant. INFLARX reserves the right to develop and/or manufacture IFX-1 and Products containing IFX-1 inside the BDB Territory with a Third Party solely for the purpose of Exploitation and Commercialization of such IFX-1 or such Product containing IFX-1 in the INFLARX Territory, and reserves the right to use the IFX-1 Cell Line within the BDB Territory for other non-commercial purposes.

4.2	INFLARX and [*****] Intellectual Property. BDB acknowledges and understands that the IFX-1 Cell Line represents INFLARX Intellectual Property which was manufactured by [*****] based on at least in part [*****] proprietary technology and Intellectual Property, including but not limited to the [*****], and that nothing in this Agreement is meant to transfer to BDB any [*****] or any rights in the [*****] nor any INFLARX Intellectual Property unless expressly provided differently within this Agreement.

4.3	Use of the IFX-1 Cell Line. BDB shall use the IFX-1 Cell Line solely within the Frame of Co-Development and in order to fulfill the Purpose: Such use shall solely include and be limited to the development and implementation of a Manufacturing Process for the manufacturing of BDB-1 for developing (pre-clinical and clinical), testing, seeking Regulatory Approval for Commercialization of BDB-1 within the BDB Territory, all being conditional to any relevant term and obligation set forth in this Agreement. BDB expressly agrees and acknowledges that the Transfer to BDB shall not be construed as a license or as permission to (A) independently make, utilize or copy the [*****] or (B) modify or derive portions of the IFX-1 Cell Line for the development of any other cell line or product.

4.4	Monitoring by INFLARX and [*****]. BDB hereby grants to INFLARX and to [*****] the right to monitor BDB and any of its Approved Third Parties for compliance with the Sections 4.3(A) and 4.3(B). This right to monitor includes any reasonable measure

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considered necessary by INFLARX and/or [*****], including without limitation the right to request and receive documents and the right to inspect the premises of BDB and any of its Approved Third Parties. Any involvement of an Approved Third Party by BDB shall be conditioned on the prior assurance that such Approved Third Party will respect and comply with INFLARX' and [*****] monitoring right. [*****]

4.5	Quality Adherence and BDB Oversight. BDB undertakes and warrants to INFLARX that it will strictly adhere to any applicable GMP, GCP or other Applicable Laws when storing, handling, manufacturing, developing, Commercializing or otherwise using the IFX-1 Cell Line, IFX-1 or BDB-1, any IFX-2 Cell Line, IFX-2, any BDB-2 Cell Line and BDB-2 and that it will ensure any of its Approved Third Parties to strictly comply with such Applicable Laws as well. BDB shall have the sole responsibility to establish and ensure strict oversight of any and all use and quality adherence of the IFX-1 Cell Line or parts thereof as well as IFX-1, BDB-1 or parts thereof, as well as any future BDB-2 Cell Line and BDB-2 or any parts thereof as well as any IFX-2 Cell Line and IFX-2 or parts thereof within the BDB Territory and shall keep complete and up-to-date records about such oversight. Such oversight records shall establish for each of the above mentioned components the exact storage place, storage conditions, amount and handling responsibility, reasons for transfer and all other information reasonably required for proving compliance as set forth herein and shall also include any audit and inspections reports and certificates of any Approved Third Party. A copy of such oversight records shall be furnished in copy to INFLARX within [*****] upon request at any time.

4.6	Quality Agreements. BDB undertakes to execute with INFLARX, upon the latter request, appropriate quality assurance agreements including but not limited to aspects of oversight, clarification of responsibilities, handling, storage and manufacturing conditions, clinical trial aspects, reporting of incidences and adverse events/reactions etc., safety data exchange agreements or pharmacovigilance agreements as may be deemed appropriate or useful by INFLARX in order to assure adherence to applicable external or internal quality regulations or guidelines and to Applicable Laws which may be applicable to INFLARX.

4.7	lNFLARX Inspection Rights. BDB acknowledges that INFLARX may need to keep global oversight over any and all manufacturing and developing efforts regarding the IFX-1 Cell Line and that lNFLARX may be liable or otherwise bound by regulatory requirements under any Applicable Laws or any order or decision of a competent Governmental Authority to ensure such global oversight and adherence to quality regulations or guidelines and Applicable Laws (including without limitation GMP and GCP). Therefore, BDB shall cooperate with and assist INFLARX in any reasonable way to ensure such oversight and to ensure that lNFLARX is able to fulfill its legal and/or regulatory responsibilities. BDB hereto agrees that INFLARX and any of its successors with respect to the rights granted under this Agreement to BDB, as well as any competent Governmental Authority, including but not limited to the FDA and the EMA, the German or other European Governmental Authorities or other Governmental Authorities that are in charge of inspections of INFLARX manufacturing or development programs or Regulatory Approvals of any form with respect to IFX-1 and/or IFX-2 shall have the right to audit and inspect BDB, its facilities, its documentation and its adherence to quality regulations or guidelines and any other Applicable Laws (collectively understood as “INFLARX Inspection Rights”). BDB shall contractually ensure that any Approved Third Party as defined under Section 4.8 of this Agreement shall be obligated to grant the INFLARX Inspection Rights to the same extent.

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4.8	Secondary Transfer of the IFX-1 Cell Line, IFX-1, IFX-2 Cell Line, IFX-2. BDB-1, BDB-2 Cell Line and BDB-2. The following rules shall apply for any transfer of the IFX-1 Cell Line, IFX-1 and BDB-1 as well as the IFX-2 Cell Line and IFX-2 and the BDB-2 Cell Line and BDB-2 outside the primary direct control and the premises of BDB:

i.	BDB shall under no circumstances transfer the IFX-1 Cell Line, IFX-1 and BDB-1 or any part thereof or the IFX-2 Cell Line or IFX-2 or any part thereof or the BDB-2 Cell Line or BDB-2 or any parts thereof outside the BDB Territory unless expressly authorized previously by INFLARX in writing.

ii.	Inside the BDB Territory, BDB shall not transfer, store, develop or otherwise use the IFX-1 Cell Line and IFX-1 or any part thereof or the IFX-2 Cell Line or IFX-2 or any part thereof to any facility, manufacturer, company, entity, person or institution of any kind or any other Third Party without the express prior written consent from INFLARX. If BDB wishes to transfer the IFX-1 Cell Line or IFX-1 or any parts thereof or the IFX-2 Cell Line or IFX-2 or any part thereof to any Third Party inside the BDB Territory, BDB shall request consent from INFLARX for such transfer in writing and inform INFLARX within this request in detail about (a) the exact place of business of such Third Party, (b) the exact location of storage and location of use and manufacture, (c) the exact purpose and conditions for such transfer and amount transferred, (d) confirmation of such Third Party that it will adhere to GMP, GCP or any other Applicable Laws and that it will protect the INFLARX Intellectual Property and any parts thereof from any unauthorized access and to grant INFLARX and [*****] monitoring rights at least to the extent as set forth in Section 4.4 and to grant the INFLARX Inspection Rights. INFLARX shall, upon review of completeness of such request, issue consent for such secondary transfer (the entire procedure shall be collectively understood as “Transfer Consent” and any Third Party consented to gain access as “Approved Third Party”). Such Transfer Consent shall be granted in writing by an INFLARX authorized representative within 7 Business Days upon receipt of INFLARX of a complete request for a Transfer Consent and shall not be unreasonably withheld. INFLARX shall not be obliged to issue any Transfer Consent if the request of BDB is not complete, or if the purpose for any collaboration stated within the request falls outside the Purpose and the Frame of Co-Development as set forth in this Agreement.

iii.	Inside the BDB Territory, BDB may transfer BDB-1 and or BDB-2 and or the BDB-2 Cell Line to designated Third Parties solely to fulfill the Purpose of this Agreement and within the Frame of Co-Development. BDB shall strictly document any such transfer, including the purpose, the amount and detailed description of transferred material and furnish to INFLARX a copy of such documentation within 10 Business Days thereafter. BDB shall also notify INFLARX about any such transfer within the quarterly reports. BDB shall only arrange for any such transfer if strict rules for confidentiality and safe handling and prohibition of further transfer and granting access to other Third Parties are in place substantially similar to the ones set forth in this Agreement.

4.9	Manufacturing of BDB-1 and BDB-2. BDB and its Approved Third Parties shall manufacture BDB-1 and or BDB-2 using the IFX-1 Cell Line or any BDB-2 Cell Line under their sole and full responsibility and under strict compliance with GMP, GCP and other Applicable Laws as may be applicable for the BDB Territory and shall ensure that INFLARX is informed in detail about the Manufacturing Process.

4.10	Use in Humans. The following rules and conditions shall apply for any use of IFX-1 or BDB-1 or BDB-2 or parts thereof in humans:

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i.	BDB warrants that it will not use any transferred IFX-1 for any application in humans.

ii.	BDB warrants that it will not and will assure that any Approved Third Party will not use, apply or administer BDB-1 or BDB-2 or any part thereof in/to humans unless all required Regulatory Approvals and consents of any competent Governmental Authority, including without limitation of the SFDA, and of any ethics committee have been obtained previously and that it will conduct any clinical application using BDB-1 or BDB-2 under strict GCP compliance and compliance with other Applicable Laws.

iii.	Before BDB engages in any first clinical application of BDB-1 or BDB-2 in humans it shall consult with INFLARX at least [*****] before submission of the respective Regulatory Approval application whether INFLARX needs any quality assurance agreement, safety data exchange agreements and/or pharmacovigilance agreements to be put in place and INFLARX shall furnish a written decision about this question within [*****] upon receipt of the request. If no decision has been made and communicated by INFLARX to BDB whether any of such agreements should be concluded on [*****] after receipt of such notice from BDB, then BDB may proceed with submission of its application for the relevant Regulatory Approval. If INFLARX establishes the need for such agreements upon receipt of such notice from BDB or before, then BDB shall fully cooperate to execute such additional agreements and put in place related documents and procedures.

iv.	Before any application of BDB-1 and BDB-2 in humans in any form, BDB shall notify INFLARX at the earliest possible time point but in any case at least [*****] before any document submission for application for a respective Regulatory Approval to the respective Chinese authorities, including without limitation the SFDA and the competent ethic committee about the purpose of such use and the intended frame (i.e. clinical trial phase X) in English language: including a complete outline of the study detailing the Indication, the inclusion and exclusion criteria as well as the intended primary and secondary or other endpoints as well as the regulatory status (collectively the “Use In Human Announcement”). INFLARX shall acknowledge receipt of such Use in Human Announcement via email within [*****] upon receipt and be granted a [*****] time frame ·upon receipt to consult with BDB and comment on such development effort also with respect to its own development efforts in similar or substantially same areas of Indication it being understood that “substantially same areas of Indications” are concerned if there is an overlap in targeted sub-groups of patients in the Indications pursued in development of the Parties.

4.11	Use in Animals. The following rules and conditions shall apply for any use of IFX-1 or IFX-2 or BDB-1 or BDB-2 or parts thereof in animals:

i.	BDB shall not apply IFX-1 or BDB-1 or BDB-2 or any parts thereof to animals unless all required Regulatory Approvals and consents of any competent Governmental Authority and of any ethics committee have been obtained previously.

ii.	Within a reasonable time frame before any and each use of IFX-1 or IFX-2 or BDB-1 or BDB-2 in primates or other monkeys, BDB shall deliver to INFLARX a written report about the purpose of such use and the intended frame including a study synopsis. INFLARX shall acknowledge receipt of such notice or report

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ARTICLE 5 — BDB Reporting Obligations

5.1	BDB Reporting. BDB shall establish a regular reporting in English language to be delivered to INFLARX quarterly by email (within [*****] after each quarter passed - i.e. until [*****] for Q1, until [*****] for Q2 and until [*****] for Q3 of the same year and until [*****] for Q4 of the preceding Calendar Year) and which shall summarize its development progress and efforts according to the different areas of development: manufacturing (including any progress and change in the Manufacturing Process, and its results in terms of protein yield and quality), pre-clinical development (any data pertaining to in vitro, in vivo experimental analysis of BDB-1, IFX-1 and BDB-2), clinical development (any planned and conducted clinical trial, reports, analysis etc. related to BDB-1 and or BDB-2), regulatory (any regulatory consultation and its results with respect to any and all aspects of the BDB-1 and or BDB-2 development in the BDB Territory), strategic (any strategic considerations, plans and conduct pertaining to the use of BDB-1 within the BDB Territory within pre-clinical and clinical studies and other development), commercial and sales (any relevant sale and commercial plans, figures, considerations, pricing issues etc.), other areas (other development aspects not captured within any of the above mentioned areas). In addition, BDB shall report and furnish to INFLARX in English language the up to date version of the lnvestigational Medicinal Product Dossier (“IMPD”) or parts thereof and study synopsis within [*****] upon written request (email sufficient).

5.2	Reporting of Clinical Trial Data. Before document submission for Regulatory Approval of any application of BDB-1 and or BDB-2 in humans in any clinical trial, BDB shall make a Use in Humans Announcement to INFLARX as set forth in Section 4.10. BDB shall be responsible for informing INFLARX without undue delay about any of the following events within any active clinical trial:

•	Any regulatory decision regarding a trial (approval, stop, change etc.)

•	FPFV = First Patient First Visit

•	Any results from a planned interim analysis

•	Any results from a planned and unplanned interim safety review

•	Any substantial change in the study protocol / substantial amendment

•	IDMC — Recommendations = Independent data monitoring committee recommendations

•	LPLV = Last Patient Last Visit

•	Data availability upon un-blinding

BDB agrees hereby that INFLARX shall be granted access to any and all data recorded within the clinical trial, including but not being limited to raw data, for calculation of any endpoints without undue delay upon closure of the data base and un-blinding of any clinical trial and that INFLARX shall be furnished copies of such data upon request. BDB shall furnish to INFLARX without undue delay and without further request the final study report including all appendices and line listings and any other attached or referenced data in English language. INFLARX shall be entitled to use such report and raw data for its own development programs and benefit and, if applicable, also for discussions with competent Governmental Authorities and for application for Regulatory Approvals. Without prejudice to the aforementioned usage rights, INFLARX shall handle any and all such data under strict confidentiality and in accordance with Applicable Laws.

BDB shall ensure that such use of clinical trial data by INFLARX shall be openly declared to patients participating in any clinical trial and to the respective Governmental Authorities and ethics committees in charge of approving the respective clinical trial. As such, data use and handling by INFLARX shall expressly be addressed within and be

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part of the informed consent sheet, the approval documents, the data safety handling sheet or any other applicable or equivalent sheet.

ARTICLE 6 — Intellectual Property/ Handling of Co-Development Findings

6.1	Ownership. Nothing in this Agreement is meant and shall be construed to transfer ownership of or title to any INFLARX Intellectual Property to BDB or any existing BDB Intellectual Property to INFLARX unless explicitly stated differently in this Agreement

6.2	BDB-1 and BDB-2 Development and Commercialization Rights. INFLARX grants to BDB the exclusive, non-transferrable right under the INFLARX Intellectual Property to develop, to manufacture for development and to Commercialize BDB-1 and BDB-2 solely within and for the BDB Territory. BDB hereby accepts this grant. For the avoidance of doubts, this exclusive right of BDB is subject to INFLARX' rights set forth in Sections 6.6 and 6.7. BDB's right granted under this Section 6.2 shall be conditional to performance of any and all obligations BDB and subject to terms and conditions set forth in this Agreement. BDB shall bear all related costs and risks for such development and manufacture for development and Commercialization of BDB-1 and BDB-2 within the BDB Territory. BDB is not entitled to grant sub-licenses to any Third Party.

BDB shall not use the term IFX-1 or IFX-2 for its own development programs. The term IFX-1 and IFX-2 shall be reserved for the INFLARX development only. Furthermore, BDB shall not use the same or confusingly similar product names as INFLARX uses for its Products containing IFX-1 or IFX-2 for Commercialization of Products containing BDB-1 or BDB-2.

6.3	Non-exclusive License under BDB Intellectual Property to INFLARX. BDB hereby grants to INFLARX a non-exclusive, transferable and sublicenseable right of use under all BDB Intellectual Property to the extent necessary to Exploit and Commercialize IFX-1 and/or IFX-2 within the INFLARX Territory. INFLARX hereby accepts this license grant._lf and to the extent INFLARX exercises its reserved right to Exploit and Commercialize BDB-1 or BDB-2 within the INFLARX Territory pursuant to Section 6.5, this non-exclusive license under BDB Intellectual Property shall automatically also cover such Exploitation and Commercialization of BDB-1 and BDB-2 by INFLARX. If and to the extent INFLARX exercises its optional development right to Exploit and Commercialize IFX-1 or IFX-2 in any Indication pursuant to Section 6.7, this nonexclusive license under BDB Intellectual Property shall automatically also cover such Exploitation and Commercialization of IFX-1 and IFX-2 in the relevant Indication by INFLARX within the BDB Territory.

6.4	Handling of and Ownership in Co-Development Findings. BDB agrees that INFLARX shall have all title to and all rights in any and all Co-Development Findings and that any Intellectual Property with respect to Co-Development Findings shall be regarded as INFLARX Intellectual Property and INFLARX shall be entitled to its free choice to fully Exploit such Co-Development Findings and the respective INFLARX Intellectual Property worldwide, it being understood that the rights granted to BDB under INFLARX Intellectual Property according to this Agreement within the BDB Territory shall stay in place. In order to facilitate this sole and exclusive ownership of INFLARX in the Co-Development Findings the following provisions shall apply:

i.	BDB shall document all Co-Development Findings in accordance with good scientific practice and shall promptly inform INFLARX of and make available to INFLARX all scientific information being Co-Development Findings in form of data, tables and calculations as well as full reports. Outside any regular BDB reporting as set forth under Section 5.1, this rule especially pertains to receipt of

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Co-Development Findings related to any manufacturing, pre-clinical in vitro and animal studies and any clinical trial or clinical application. INFLARX shall notify BDB of the receipt of such Co-Development Findings reporting/information immediately.

ii.	BDB hereby assigns to INFLARX its entire worldwide right, title and interest in and to all such Co-Development Findings in advance and INFLARX accepts such assignment. If and to the extent such transfer of ownership to INFLARX is not legally enforceable for any reason (e.g. in case of copyrights), BDB hereby grants to INFLARX the exclusive, royalty-free and timely and territorially unlimited right to use and/or utilize such Co-Development Findings, which is unlimited with regard to the scope of use and particularly covers all known as well as currently unknown kinds of use, and INFLARX hereby accepts such grant of rights. BDB shall undertake all precautionary measures in relation to its employees and Approved Third Parties to secure effective transfer right, title and interest in or respectively grant of exclusive Exploitation rights with respect to all Co-Development Findings to INFLARX in accordance with Applicable Laws. The transfer or respectively grant of exclusive Exploitation rights to INFLARX [*****] for by the delivery of the IFX-1 Cell Line and the granting of the developing rights for BDB-1 and BDB-2 to BDB as set forth in Section 6.2.

iii.	INFLARX shall bear [*****] for the Exploitation of the Co-Development Findings and the respective Intellectual Property in the INFLARX Territory.

iv.	In case of inventions within the Co-Development Findings, INFLARX shall declare whether it wishes to file a Patent Right application or expand existing Patent Rights with the Co-Development Findings within [*****] after receipt of the relevant information. BDB will cooperate with INFLARX and execute and shall secure that its employees and Approved Third Parties will execute all documents necessary to enable INFLARX to apply for Patent Right protection for such Inventions in INFLARX' name and at INFLARX' expense with an employee of BDB being named as inventor or co-inventor as the case may be, BDB will, at INFLARX' request, provide all necessary declarations and cooperate with INFLARX, as reasonably required, to enable Patent Rights to be issued. Particularly, all employee inventions of BDB's employees and of BDB's Approved Third Parties being Co-Development Findings must be reported to INFLARX promptly, completely and in writing. BDB shall undertake all precautionary measures to secure effective transfer of such inventions to INFLARX in accordance with Applicable Laws. BDB is solely responsible for any compensation or respectively remuneration owed to its employees according to the Applicable Laws with regard to any service inventions being Co-Development Findings transferred to INFLARX hereunder .and INFLARX does not assume any liability or obligation vis-a-vis BDB and/or any BDB employee in this regard.

v.	Should INFLARX in case of an invention within the Co-Development Findings decline from pursuing Patent Right protection for such Co-Development Finding within the BDB Territory, then INFLARX shall inform BDB within reasonable time after making such decision. Any such decline of INFLARX shall be only valid when provided in writing by INFLARX to BDB (dated and signed by an authorized representative). Upon BDB's request INFLARX shall grant BDB the right to pursue such protection within the BDB Territory on its own cost and risk unless INFLARX has any reasonable interest that the relevant Co-Development Finding remains secret. If BDB applies for a Patent Right for any Co-Development Finding in accordance with the aforementioned provisions, INFLARX shall retain

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a non-exclusive right to Exploit such Co-Development Finding and the respective Patent Right in the BDB Territory subject to the rights granted to BDB under Section 6.2 and shall retain the exclusive right to Exploit such Co-Development Finding in the INFLARX Territory.

6.5	INFLARX Reserved Rights to BDB-1 and BDB-2. INFLARX reserves the right to decide — in sole discretion — to Exploit and Commercialize BDB-1 and/or BDB-2 in the INFLARX Territory particularly in the event that INFLARX determines that, for whatever reasons, any Indication cannot be or will not be developed in the INFLARX Territory using IFX-1 or IFX-2. In such an event, INFLARX shall pay royalties to BDB as set forth under Section 7.2 and INFLARX and BDB shall execute an appropriate transfer agreement or supply agreement in case INFLARX chooses to get BDB-1 and/or BDB-2 supply directly from BDB or its Approved Third Party. In addition, BDB shall grant to INFLARX access to any relevant documents (such as the IMPD, clinical trial data and reports, manufacturing data and reports etc.) as may be necessary for use of BDB-1 and/or BDB-2 within the INFLARX Territory. Any costs arising out of such information and document transfer and BDB-1 or BDB-2 supply shall be [*****] unless agreed upon differently by the Parties.

6.6	Retained INFLARX rights with respect to certain development of IFX-1 and IFX-2 inside the BDB Territory. INFLARX reserves the right to include patients in clinical trials inside the BDB Territory for its global development efforts for IFX-1 and or IFX-2 solely for the purpose to gain Regulatory Approval for Commercialization of a Product containing IFX-1 and or IFX-2 within the INFLARX Territory

6.7	Optional Development. In the event that INFLARX is being granted any Regulatory Approval for Commercialization of a Product containing IFX-1 or IFX-2 anywhere in the INFLARX Territory for an Indication and if the same or a substantially similar Indication at that time is not pursued by BDB inside the BDB Territory, as evidenced by any initiated (FPFV) Phase II Clinical Trial for cPoC sponsored by BDB, with respect to BDB-1 or BDB-2, then INFLARX — upon INFLARX request in writing — shall be granted the right to pursue Regulatory Approval for and to Exploit and Commercialize such Product containing IFX-1 and or IFX-2 in that respective Indication inside the BDB Territory. In such event, BDB shall be entitled to royalty payments as set forth in Section 7.2. For the purpose of this provision, it is understood that a “substantially similar Indication” is concerned if there is an overlap in targeted sub-groups of patients in the Indications pursued in development of the Parties.

ARTICLE 7 — Royalty, Royalty Reporting and other Payments

7.1	Royalties to be paid to INFLARX. For the granting of the exclusive license under lNFLARX Intellectual Property with respect to development and Commercialization of BDB-1 and BDB-2 inside the BDB Territory as set forth in Section 6.2, BDB shall pay to INFLARX royalties amounting to [*****]

7.2	Conditional Royalties to be paid to BDB. INFLARX may pay royalties to BDB under this Agreement conditional to defined circumstances outlined as following:

i.	Only in the event that INFLARX chooses to exercise its reserved right to Exploit and Commercialize BDB-1 and/or BDB-2, and not IFX-1 and/or IFX-2, anywhere in the INFLARX Territory pursuant to Section 6.5, then INFLARX shall pay to BDB royalties amounting to [*****] arising from such Commercialization of a Product containing BDB-1 or BDB-2. For the avoidance of doubt INFLARX [*****] to BDB for any INFLARX' Exploitation

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and Commercialization of Products containing IFX-1 and/or IFX-2 in the INFLARX Territory.

ii.	Only in the event that INFLARX Exploits and Commercializes any Product containing IFX-1 and/or IFX-2 for any Indication inside the BDB Territory pursuant to Section 6.7, then BDB shall be entitled to [*****] arising out of such Commercialization of Products containing IFX-1 or IFX-2 inside the BDB Territory.

7.3	Payment of Royalties. The Parties agree that royalty payments shall be made [*****] and shall be due upon the [*****]. All royalty payments made under this Agreement will be payable in United States Dollar (USD) regardless of the countries in which sales are made. Net Sales made in currencies other than in USD will be converted into USD using the average exchange rate for the applicable calendar quarter sourced from the Federal Reserve Bank of the United States. The royalty payments will be made to the bank account last notified by the other Party to the Party being obliged to make payment.

7.4	Royalty Reports. After the First Commercial Sale of a Product for which either Party owes royalties according to this Agreement, such Party shall submit in writing to the other Party quarterly royalty reports on or before the [*****] following the [*****] Each quarterly royalty report shall cover the reporting Party's (and each Affiliate's and Sub-Licensee's) most recently [*****] and shall show for the relevant Products

i.	the gross sales of Products and Net Sales during the most recently completed calendar quarter and the royalties payable with respect thereto;

ii.	the number of each type of Product sold;

iii.	the method used to calculate the royalties; and

iv.	the exchange rates used.

If no sales of Products have been made by the relevant Party, its Affiliates and/or SubLicensees during any reporting period, that Party shall so report. The quarterly royalty report shall be certified as correct by an authorized representative of the relevant Party.

7.5	Late Payments. Failure to conduct outstanding payments shall be regarded as breach of this Agreement and the Party entitled to such payments shall have the right to charge an additional interest rate on such outstanding payments of [*****] or, if lower, to the extent as then being minimally permitted by law at the place of jurisdiction of the charging Party.

7.6	Taxes. Unless explicitly provided differently in this Agreement (such as, but without limitation to, in Sections Error! Reference source not found. and 7.8), the following shall apply with respect to taxes applicable with respect to any payment to be made under this Agreement:

Any Party required to make a payment under this Agreement (“Paying Party”) shall be entitled to deduct and withhold from the amount payable the tax which the Paying Party is liable under any provisions of applicable tax law. If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty, no deduction shall be made or a reduced amount shall be deducted only if Paying Party is timely furnished with necessary documents by the Party receiving such payment (“Payee”) issued by the competent tax authority, certifying that the payment is exempt from tax or subject

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to a reduced tax rate. Any withheld tax shall be treated as having been paid by Paying Party to Payee for all purposes of this Agreement. Paying Party shall timely forward the tax receipts certifying the payments of withholding tax on behalf of Payee. In case Paying Party cannot deduct the withholding tax due to fulfillment of payment obligation by settlement or set-off, Payee will pay the withholding tax to Paying Party separately. If Paying Party missed to deduct withholding tax but is still required by tax law to pay withholding tax on account of Payee to the tax authorities, Payee shall assist Paying Party with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to Paying Party, Payee will immediately refund the tax amount.

7.7	Record & Audits. The Party obliged to make royalty payments under this Agreement shall keep, and shall require its Affiliates and Sub-Licensees to keep, accurate and complete records of all Products manufactured, used, and sold under this Agreement in accordance with the International Financial Reporting Standards (IFRS). Such records shall be retained by that Party for [*****] following a given reporting period.

All records shall be available during normal business hours for inspection at the expense of the other Party by a public accountant bound by professional secrecy selected by the other Party and reasonably acceptable to record keeping Party and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. The other Party shall provide written notice that it is requesting an audit not less than [*****] prior to such audit is planned. In an exceptional case, the record keeping Party may request a reasonable adjournment of the audit in written form explaining the reason why the audit on the planned date would be mistimed, but in case of such request the audit shall not take place later than [*****] after provision of the other Party's notice. Such inspection shall not take place more often than [*****] every Calendar Year, and shall cover the Calendar Year in which the inspection is made and the preceding [*****] Calendar Years only. Such inspector shall not disclose any information other than information relating to the accuracy of quarterly royalty reports and payments made under this Agreement. In the event that any such inspection shows an underpayment for any [*****], then the Party owing the royalty payments, within [*****] of receiving the final audit report, shall pay any additional sum that would have been payable if reported correctly plus an interest calculated according to Section 7.5 on the amount due from the day the payment becomes overdue. In the event that any such inspection shows an underpayment for any [*****] period in excess of [*****], then the record keeping Party shall, in addition to the amount payable under the preceding sentence, pay the costs of the audit. In the event that any such inspection shows an overpayment for any [*****] period, then the relevant Party may deduct, commencing with the next royalty report due after receipt of the final audit report, from future royalties the amount of such overpayment without interest charges.

7.8	Conditional Milestone Payment. In any event of [*****] for Commercialization of any Product containing BDB-1 within the BDB Territory by the SFDA, BDB shall notify INFLARX within [*****]. Solely in the event that BDB shall be granted such Regulatory Approval inside the BDB Territory before any such equivalent Regulatory Approval for any Indication shall have been granted to INFLARX for Commercialization of a Product containing IFX-1 in any country of the INFLARX Territory, then BDB shall pay to INFLARX a milestone of [*****] plus any taxes (including without limitation withholding tax as the case may be), duties and other amounts (but excluding income and franchise tax) assessed by any Governmental Authority of any country with respect to or in connection with the payment of the aforementioned sum and/or indemnification from or reimbursement of any such tax, duties or other amount assess by any Governmental

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Authority for the purpose that INFLARX shall fulfill its milestone payment obligations vis-á-vis [*****] for any [*****] for Commercialization of a Product

anywhere in the world based on the use of the IFX-1 Cell Line. The aforementioned payment shall be due within [*****] after receipt of such Regulatory Approval for Commercialization of a Product containing BDB-1. The Parties may agree that alternatively BDB assumes from INFLARX said milestone payment obligation vis-à-vis [*****] and any resulting tax, duty or other payment obligation in connection with said payment. The Parties understand that such milestone payment by BDB, irrespective whether it is made through INFLARX or directly to [*****], shall be seen as loan to INFLARX not bearing any interest and INFLARX shall pay back to BDB such amount actually paid by BDB with respect to the aforementioned event upon receipt of its [*****] containing IFX-1 in any country of the INFLARX Territory, due within the same time span.

ARTICLE 8 — Confidentiality/ Publications/ Press Releases

8.1	Mutual Confidentiality Obligation. Each Party agrees to treat the Confidential Information of or obtained from the other Party as strictly confidential and not to disclose it to any Third Party for any purpose whatsoever without obtaining the prior written consent of the other Party and not make use of the Confidential Information of or obtained from the other Party or any part thereof other than as permitted under this Agreement and solely for the stated Purpose and within the Frame of Co-Development of this Agreement and to treat it with at least the same care and in the same manner as its own secret and valuable information but not less than according to the common standards in the pharmaceutical industry. Each Party may disclose all or any part of the Confidential Information of or obtained from the other Party to its Affiliates, provided, however, that such Party ensures that such Affiliates comply with the provisions of this this Article 8 This requirement of non-use, confidentiality and non-disclosure shall not apply, however, to Confidential Information which:

i.	the Receiving Party already knew without any confidentiality obligation being in place, the prior knowledge of which it can document by prior written records;

ii.	is or becomes public knowledge other than through the Receiving Party's breach of its confidentiality obligations herein;

iii.	the Receiving Party independently develops, discovers or arrives at without use of or reference to the Confidential Information of or obtained from the Disclosing Party; or

iv.	is obtained by the Receiving Party from a Third Party who is lawfully in possession of such information and is not subject to an obligation of confidentiality or non-use owed to the Disclosing Party.

The Receiving Party bears the burden of proof in case it relies on one of the above mentioned exemptions under numbers i) to iv). Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

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8.2	Legally Required Disclosure. If the Receiving Party becomes legally required to disclose any Confidential Information of or obtained from the Disclosing Party, the Receiving Party will give, to the extent reasonably possible, the Disclosing Party prompt notice of such fact so that the Disclosing Party may obtain a protective order or other appropriate remedy concerning such disclosure and/or waive compliance with the non-disclosure provision of this Agreement The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure of Confidential Information or the Disclosing Party waives such compliance, the Receiving Party will make such disclosure of Confidential Information only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed information.

8.3	Handling of Confidential Information. The Parties agree that Confidential Information (including handling of any transferred material or technology) is only handled and used by such officers and employees who need to know such Information or need to handle any material in order to fulfill the Purpose within the Frame of Co-Development of this Agreement. The Receiving Party will make best efforts to ensure that any employee or officer to whom it discloses Confidential Information of or obtained from the Disclosing Party will retain such information in strict confidence and is held under strict confidentiality rules as set forth in this Agreement. The Receiving Party further undertakes that it will make best efforts to keep Confidential Information of or obtained from the Disclosing Party and especially also any transferred material or technology of or obtained from the other Party safe and to restrict access of non-authorized personnel to it wherever reasonably possible (e.g. keep materials locked or guarded etc.).

8.4	Return of Confidential Information. Upon termination of this Agreement, or upon ending of any Co-Development established under this Agreement or subsequent agreements between the Parties, the Receiving Party shall upon the other Party's written request, either return any material and Confidential Information of or obtained from the other Party within [*****] back to the other Party, or destroy such material and/or Confidential Information entirely and certify to the other Party the complete destruction, or in case no such request has been made, store the material and Confidential Information at a secure place without access of Third Parties at its own expenses and risks.

8.5	Breach of Confidentiality Obligation. In case any Party breaches the confidentiality obligation arising from the provisions of this Article 8 and causes through misconduct trade secrets, material or Confidential Information to be disclosed to Third Parties, it shall be obligated to cover any damages resulting from this breach. Furthermore, the Receiving Party acknowledges that unauthorized disclosure or use of Confidential Information of or obtained from the Disclosing Party could cause great and/or irreparable injury to the Disclosing Party and that pecuniary compensation would not afford adequate relief or it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief. Therefore, the Receiving Party agrees that, in the event of such unauthorized disclosure or use of Confidential Information, the Disclosing Party will have the right to seek and obtain injunctive relief in addition to any other rights and remedies it may have.

The Parties agree the confidentiality obligation of BDB under this Article 8 shall extend also to the IFX-1 Cell Line and the [*****] and any information related thereto and obtained from INFLARX and that [*****]

8.6	Publications. BDB is not entitled to make any publication in oral or written form (including but not limited to articles, abstracts, posters, presentations at any symposia,

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national, international or regional professional meeting or in any journal, thesis, dissertation, newspaper or press releases or otherwise of its own choosing) (hereinafter referred to as “Publication(s)”) covering or relating to the INFLARX Intellectual Property, Co-Development Findings or other Confidential Information of or obtained from INFLARX. If and to the extent that any Publication planned by BDB is related to BDB-1 and/or BDB-2, BDB shall request INFLARX prior written approval at least [*****] before planned submission of the manuscript of such publication. INFLARX shall not unreasonably withhold its approval but is entitled to request from BDB delay and/or amendments to the planned Publication in order to ensure patentability and/or protection of high-sensitive Confidential Information. For the avoidance of doubt, any planned Publication shall not be deemed approved by INFLARX simply by expiry of any deadline for response set by BDB.

8.7	Press Release. Neither Party shall issue any press release relating to this Agreement without obtaining the prior written consent of the other Party. Prior to being released or made, a copy of all press releases which a Party intends to issue or make regarding this Agreement shall be provided to the other Party for approval, which approval shall not be unreasonably withheld.

ARTICLE 9 — WARRANTIES and LIABILITY

9.1	Mutual Warranties. Each Party hereby warrants and represents that as of the Effective Date:

i.	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

ii.	execution of this Agreement and the performance of its obligations hereunder have been duly authorized;

iii.	this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof; ·

iv.	the execution, delivery and performance of this Agreement by it does not conflict with and does not create a breach or default of any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any laws or regulations of any court or Governmental Authority having jurisdiction over it which may result in the invalidity of this Agreement.

9.2	BDB Warranties and Limitation of Liability. BDB warrants to INFLARX that

i.	it will strictly adhere to all obligations established within this Agreement, including but not being limited to those under Article 4 and Article 5;

ii.	it will adhere to and ensure that its Approved Third Parties will adhere to all necessary regulatory, ethical and legal guidelines and Applicable Laws applicable to manufacturing, developing, testing and Commercializing BDB-1 and or BDB-2 inside the BDB Territory.

BDB makes no further representations or warranties including but not being limited to implied warranties of patentability, merchantability, fitness for a particular purpose of

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any Co-Development Findings and assumes no responsibility with respect to any Exploitation of such Co-Development Findings by INFLARX. Save for death or personal injuries caused by negligence or for cases of gross negligence or willful misconduct or a case of Third Party claim indemnification set forth in this Agreement, in no event shall BDB, including its officers and employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage resulting out of INFLARX' Exploitation of Co-Development Findings.

9.3	INFLARX Warranties and Limitation of Liability. INFLARX warrants that it has all rights, or where applicable, the right to use and sublicense, for transferring the IFX-1 Cell Line to BDB and granting the development rights inside the BDB Territory as set forth under Section 6.2. INFLARX makes no further representations or warranties that any INFLARX Intellectual Property, including but not being limited to the IFX-1 Cell Line or IFX-1, nor derived products such as BDB-1 or BDB-2 will not infringe any Patent Right or other Intellectual Property of any Third Party. In addition INFLARX makes no warranties of any kind, including but not being limited to the implied warranties of merchantability, or fitness for a particular purpose and assumes no responsibility with respect to design, development, manufacture, use, sale or other disposition arising out of the use of the IFX-1 Cell Line transferred hereunder, or BDB-1 or BDB-2 or rights granted hereunder. Save for death or personal injuries caused by negligence or for cases of gross negligence or willful misconduct or a case of Third Party claim indemnification set forth in this Agreement, in no event shall INFLARX, including its officers and employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage in relation to any rights granted to BDB or to INFLARX Intellectual Property and materials transferred to BDB within the Frame of Co-Development of this Agreement.

ARTICLE 10 — Third Party Claim Indemnification

10.1	Indemnification Obligation of BDB. BDB shall defend, indemnify and hold INFLARX and/or [*****] including their directors, officers, employees, and agents (hereinafter the “INFLARX lndemnitees”) harmless and shall require any Approved Third Party to defend, indemnify and hold the INFLARX Indemnities harmless from and against any and all claims, demands, damages, losses, and costs or expenses of any nature (including reasonable attorneys' fees and other reasonable litigation expenses) (hereinafter the “Losses”), resulting from any Third Party claim arising from or in connection with any use by BDB of the IFX-1 Cell Line, IFX-1, IFX-2 Cell Line, IFX-2, BDB-1 and/or BDB-2 or BDB-2 Cell Line or any INFLARX Intellectual Property, except to the extent that any such Losses and/or Third Party claims arise out of the gross negligence, willful misconduct or bad faith of any INFLARX lndemnitees and except to the extent INFLARX must indemnify BDB from such Losses pursuant to Section 10.2. This indemnification shall include, but not be limited to, any product liability. [*****]

10.2	Indemnification Obligation of INFLARX. INFLARX shall defend, indemnify and hold BDB including its directors, officers, employees and agents (hereinafter the “BDB lndemnitees”) harmless from and against any and all Losses resulting from any Third Party claim arising from or in connection with, any Exploitation of Co-Development Findings or, as the case may be, of BDB-1 or BDB-2 by INFLARX, except to the extent that any such Losses and/or Third Party claims arise out of the gross negligence, willful misconduct or bad faith of any BDB lndemnitees and except to the extent BDB must indemnify INFLARX from such Losses pursuant to Section 10.1. This indemnification shall include, but not be limited to, any product liability.

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10.3	Indemnification Procedure. In the event that a Party (or [*****]) seeks indemnification hereunder or under any provision in this Agreement with respect to a Third Party claim, the Party (or [*****]) seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any Third Party claim in respect of which it intends to claim indemnification under this Article 10, provided, however, that any failure to provide the Indemnifying Party with any such notice will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 10, except to the extent that the ability of the Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party's failure to give such notice. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnified Party has been advised by its counsel that (i) there are one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or (ii) that there is otherwise a potential conflict between the interests of the Indemnified Party and the Indemnifying Party, the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party. If the Indemnifying Party does not assume control of the defense of a Third Party claim within [*****] after the receipt by the Indemnifying Party · of the notice required pursuant to this Section 10.3, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party, but - for the avoidance of doubt - the Indemnifying Party is not released from its indemnification obligation hereunder. The Indemnified Party shall cooperate as may be reasonably requested in order to ensure the proper and adequate defense of any action, claim or liability covered by this indemnification. The Indemnifying Party may not settle or otherwise dispose of any Third Party claim without the prior written consent of the Indemnified Party unless such settlement (i) includes only the payment of monetary damages (which are fully paid by the Indemnifying Party); (ii) does not impose any injunctive or equitable relief upon the Indemnified Party; (iii) does not require any admission or acknowledgment of liability or fault of the Indemnified Party and (iv) contains an unconditional release of the Indemnified Party in respect of such Third Party claim. The Indemnified Party may not settle or otherwise dispose of any Third Party claim for which the Indemnifying Party may be liable for damages or indemnification under this Agreement without the prior written consent of the Indemnifying Party.

ARTICLE 11 — TERM AND TERMINATION

11.1	Term. This Agreement will become effective and binding to the Parties as of the Effective Date and will continue in effect unless termination occurs according to the terms set forth within this Article 11

11.2	Termination upon Agreement of the Parties. This Agreement shall stay in effect unless the Parties agree on terminating or amending this Agreement in writing, dated and signed by both Parties.

11.3	Termination for Good Cause. Either Party may terminate this Agreement based on “good cause”. A termination shall be considered based on good cause if the terminating Party establishes any of the following faults caused by the other Party:

i.	breach of any term or obligation established within this Agreement and failure to cure such breach within a given time frame as set forth in Section 11.5;

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ii.	contesting or challenging the ownership of the other Party in the other Party's Intellectual Property for which the contesting Party is granted any usage right under this Agreement or the validity of any Patent Right within the other Party's Intellectual Property for which the contesting Party is granted any usage right under this Agreement;

iii.	breach of any obligation under the confidentiality provision set forth under Article 8;

iv.	willful misconduct;

v.	filing for bankruptcy or insolvency or any comparable circumstance including but not being limited to the case in which a Party fails to pay its creditors;

vi.	BDB has not undertaken any significant development effort for either BDB-1 or BDB-2 in order to fulfill the Purpose of this Agreement as indicated by at least one of the following events: a) establishment of a GMP standard Manufacturing Process including release of the final drug product, b) initiation of any approved toxicology program (first animal dosed) each of a) and b) until the end of the year 2020.

11.4	Consequences of Termination. In the event that this Agreement is terminated for good cause, the following rules shall apply:

i.	the rights granted to BDB by INFLARX under this Agreement as outlined within Section 6.2 shall cease immediately and BDB shall immediately cease any development, manufacture and Commercialization of BDB-1 and/or BDB-2;

ii.	BDB shall return to INFLARX or destroy any material received from INFLARX including but not limited to the IFX-1 Cell Line and IFX-1 upon written request by INFLARX;

iii.	BDB shall, upon INFLARX' written request, destroy any and all amounts of BDB-1, BDB-2 and the corresponding BDB-2 Cell Line;

iv.	any ownership rights of INFLARX with respect to Co-Development Findings generated until the day of termination shall remain fully intact and Section 6.4 shall further apply to any Co-Development Findings made until the day of such termination;

v.	INFLARX shall retain the non-exclusive license under BDB Intellectual Property that shall extend worldwide from the date of termination;

vi.	only in the case that INFLARX files for bankruptcy or insolvency then the foregoing rules under Section vi i - iii shall not apply and BDB shall be entitled to keep its rights as granted under Section 6.2 also for the case that the underlying INFLARX Intellectual Property related to the IFX-1 Cell Line and/or BDB-1 and/or IFX-2 and/or BDB-2 and/or BDB-2 Cell Line shall be bought or acquired by or transferred in some way to any Third Party within this insolvency process. In case no such transfer occurs in such insolvency case relating to INFLARX, then BDB shall have the right to acquire the ownership in INFLARX Intellectual Property existing in the BDB Territory and related to the !FX-1 Cell Line and use of BDB-1 and/or BDB-2 at no additional costs, other than actual or accumulated patent or other maintenance costs;

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vii.	only for the event that BDB terminates the Agreement for a breach of INFLARX responsibility to pay royalties as set forth in this Agreement after INFLARX has started Exploitation and Commercialization of BDB-1 and/or BDB-2 in the INFLARX Territory pursuant to Section 6.5, then INFLARX shall cease any such Exploitation and Commercialization of BDB-1 and or BDB-2 in the INFLARX Territory and shall owe no further royalty payments from the time of receipt of such termination while INFLARX shall remain obliged to make any outstanding royalty payments until the day of termination; INFLARX shall be granted a sell-off right with respect to all Products containing BDB-1 or BDB-2 on stock at the time of termination subject to the royalty payment obligation as set forth in this Agreement; if and to the extent any Governmental Authority requires from lNFLARX the further supply of the Products containing BDB-1 or BDB-2 into the relevant market, the Parties will negotiate in good faith on measures in order to fulfill such requirements;

viii.	for the avoidance of doubt, any payment or royalty payment received by either Party under this Agreement before receipt of any termination from the other Party shall then not be refunded;

ix.	for further avoidance of doubt, termination of this Agreement shall be without prejudice to any rights and/or claims (including for payment of royalties) either Party may have against the other arising prior to expiry or termination.

11.5	Breach. Unless expressly stated otherwise within this Agreement any breach detected by a Party shall be communicated as soon as reasonably possible to the breaching Party in writing (email with confirmation of receipt shall be deemed appropriate) and the breaching Party shall have 30 calendar days from the day of receipt of such notice onwards to cure such breach and confirm such cure in detail back to the notifying Party. If no cure can be established within these 30 calendar days and unless the Parties have agreed on a prolongation of the cure period, then any such breach shall be deemed permanent and the Parties agree that this establishes a cause for an immediate termination of this Agreement.

11.6	Survival. The following provisions shall survive any termination of this Agreement: Article 1, Section 2.4, Section 6.1, Section 6.3, Section 6.4 (without v. but maintaining all retained rights already existing at termination under v.), Section 7.4 (for any royalty payment outstanding at termination), Sections 7.5 through 7.7, Articles 8 through 10, Section vi, this Section 11.5, Section 12.2, Section 12.3 and Section 12.6. To extent the aforementioned provisions refer to another provision of this Agreement such referred provision shall continue in full force and in accordance with their terms, notwithstanding the expiration or termination of this Agreement for any reason.

ARTICLE 12 — MISCELLANEOUS PROVISIONS

12.1	Transfer of Agreement. This Agreement shall automatically stay intact if BDB or INFLARX will undergo any name changes or if either Party becomes partially or completely part of another company or entity and therefore be binding for such entities. The rights granted under this Agreement to BDB as set forth under Section 6.2 shall not be transferrable, sold or granted further by BDB to any Third Party without the prior written consent and approval hereto from INFLARX, dated and signed by a duly authorized representative of INFLARX. In case INFLARX decides to sell or exclusively license IFX-1 and or IFX-2 and/or its related INFLARX Intellectual Property to any Third

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Party, than INFLARX shall bind such Third Party to accept this Agreement to its full extent and assume any resulting INFLARX responsibilities under this Agreement.

12.2	Governing Law. This Agreement shall be construed, governed, interpreted and applied according to the German law, excluding its conflict of laws provisions.

12.3	Dispute Resolution. The Parties agree to attempt to settle any dispute arising out of or in relation to this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. If and to the extent such out of court settlement could not be reached by the Parties within [*****] after receipt of either Party of a respective notice in writing from the other Party, any unresolved dispute will be finally settled by binding arbitration without recourse to the ordinary courts of law according to the Rules of the German Institute of Arbitration (DIS) (“DIS Rules”) as modified hereunder by a panel of 3 arbitrators, who shall also have knowledge of the pharmaceutical business. Within [*****] after receipt of an arbitration notice from a Party, each Party shall appoint one independent arbitrator, the both Party appointed arbitrators then shall jointly appoint a third arbitrator, who shall act as chairman. If the both Party appointed arbitrators are unable to appoint the third arbitrator within [*****] after the appointment of the last of the both Party appointed arbitrators, the third arbitrator shall be appointed by the DIS in accordance with the DIS Rules. The panel of 3 arbitrators shall conduct the arbitration in accordance with the DIS Rules. All arbitrators shall be required to speak write and read fluently in English. The language of the arbitration shall be in English. Arbitration shall take place in Cologne, Germany. The International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration shall govern the taking of evidence in any such proceeding. The Parties hereto agree mutually that any arbitral award will be binding, final and enforceable. The prevailing Party shall be entitled to reimbursement of its expenses including reasonable attorney fees.

12.4	Severability. If a court of competent jurisdiction or any competent Governmental Authority in charge for either Parties development programs, finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, or changed but only to the extent necessary to remove the invalidity, illegality or unenforceability by keeping the terms as close as possible to the originally intended term and without in any way affecting or impairing the validity and enforceability of the remaining terms of this Agreement.

12.5	No waiver. No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either Party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege. In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each Party.

12.6	Confidential Agreement. Both Parties agree that this Agreement shall be deemed confidential and handled as outlined hereunder within this Agreement. However, either Party shall be entitled to disclose this agreement to a public accountant bound by professional secrecy in case of an audit as well as to any of its shareholders if this is required under the internal corporate guidelines. [*****] Furthermore, either Party may disclose the existence and the content of this Agreement in the course of any sale of or investment into its business subject to prior conclusion of an appropriate confidentiality agreement with the relevant Third Party as well as the existence and key figures of this Agreement may be disclosed in any investment brochure or prospect to the extent required by Applicable Laws.

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12.7	Independent Collaborators: The relationship between the Parties is that of independent collaborators. Neither Party shall act as an agent of the other Party, especially not when in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

ARTICLE 13 — NOTICES

Unless explicitly provided differently, any notice, request, or report required or permitted to be given or made under this contract by either Party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail electronic proof of delivery, to the address set forth below or such other address as such Party specifies by written notice given in conformity herewith. Any notice, request, or report not so given is not effective until actually received by the other Party. if under this Agreement any notice is required to be given in writing, such notice shall be deemed received by the other Party upon the date and time of electronic receipt acknowledgment notice if an electronic copy of the relevant written notice is send by email (dated and signed by an duly authorized representative) and mailed by certified mail carrier with undue delay thereafter (receipt within [*****] required — or, if exceeding [*****], the day of the actual receipt of the signed and dated notice shall be considered the official date of receipt).

TO INFLARX:	To BDB:

lnflaRx GmbH Winzerlaer Str. 2 07745 Jena Germany	Beijing Defengrei Biotechnology Co.Ltd 36 Jinghai Er Road. BDA Beijing 100176 P.R.China

Tel.:49-3641-508180	Tel: 86-13522096085

[*****]	[*****]

Signature page follows:

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IN WITNESS WHEREOF, the Parties hereto have executed this contract in duplicate originals by their duly authorized officers or representatives.

FOR INFLARX:		FOR BDB:

By:	/s/ Niels C. Riedemann	By:	/s/ Shusheng Geng
	(Prof. Dr. Niels C. Riedemann, CEO)		(Dr. Shusheng Geng, CEO)

Date:	Dec 28th 2015	Date:	12/01/ 2015

By:	/s/ Renfeng Guo	By:	/s/ Lina Ma
	(Prof. Dr. Renfeng Guo, CSO)		(…………………………)

Date:	11/30/2015

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Addendum I to the
Co-Development Agreement

effective as of December 28th 2015
(hereinafter referred to as “Addendum”)
between

lnflaRx GmbH
a corporation established under the law of Germany
Winzerlaer Strasse 2, 07745 Jena/Germany
(hereinafter referred to as “INFLARX”)

and

Beijing Defengrei Biotechnology Co.Ltd
(北京德丰瑞生物科技有限公司)
a corporation established under the law of P.R. China
36 Jinghai Er Road. BDA
Beijing 100176
P.R. China
(hereinafter referred to as “BDB”)

(INFLARX or BDB hereinafter also referred to as “Party” and together as “Parties”)

PREAMBLE

A.	The Parties have executed a Co-Development Agreement effective as of December 28th 2015 with respect to monoclonal anti-human complement C5a antibodies (the “Co-Development Agreement”).

B.	The Parties envisage additional collaborative work for the creation and development of additional molecules (hereinafter referred to as IFX-x and BDB-x and defined below) on the basis of the INFLARX Intellectual Property and the BDB Intellectual Property (as defined in the Co-Development Agreement) and wish to include the creation testing and potential further development of such additional molecules into the Purpose of the Co-Development Agreement by expanding the Frame of Co-Development (as both defined in the Co-Development Agreement) as outlined in this Addendum.

C.	The Parties wish to provide for a timely limited option right of BDB in order to choose to further develop, manufacture and commercialize any specific Established IFX-x (as defined below) solely inside of the BDB Territory (as defined in the Co-Development Agreement) subject to the terms of the Co-Development Agreement and this Addendum.

D.	The development work described in B above and the grant of the option right described in C above requires supplementing some of the provisions of the Co-Development Agreement.

Now, therefore, the Parties conclude this Addendum:

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ARTICLE 1 — DEFINITIONS

1.1	All defined terms used in this Addendum shall have the same meaning as defined in the Co-Development Agreement unless expressively altered, broadened or changed within this Addendum

1.2	“Development Phase” means the period of time during which INFLARX and BDB will execute development activities as described in Article 2 below, having a duration of [*****] from the Effective Date which may be prolonged upon both Parties' written agreement.

1.3	“Established IFX-x” has the meaning as defined in Section 2.3.

1.4	"IFX-x" means one or more bi- or multiple specific molecule(s) (i) which is/are developed on the basis of the INFLARX Intellectual Property and the BDB Intellectual Property and which is developed and derived in part or in whole from the antibody sequence of IFX-1 or from IFX-2 and which is binding to the complement component C5a, and (ii) contain in addition at least one other molecular entity bound or linked to the part described in (i), which binds or interacts with any molecular target or targets other than the complement component C5a, and (iii) which bi- or multiple specific molecule(s) is/ are developed under the full responsibility of INFLARX. It is understood that IFX-x is not manufactured/ generated in the IFX-1 Cell Line.

1.5	“BDB-x” means any specific Established IFX-x (as defined below) which is being developed under the full responsibility of BDB in accordance with the provisions of the Co-Development Agreement as altered by this Addendum after BDB has exercised its option right with respect to such specific Established IFX-x as set forth under Article 3.

ARTICLE 2 — Creation and Establishing of IFX-x molecules
during the Development Phase

2.1	BDB shall, during the Development Phase, create and generate one or more IFX-x molecule(s) (numbered in order of the creation starting with IFX-3, IFX-4 and so forth) on the basis of the INFLARX Intellectual Property and any applicable BDB Intellectual Property. These IFX-x molecules shall, besides interacting with C5a, bind and/or interact with one or more of the following targets: [*****]. Additional targets may be added upon approval by both Parties in writing. INFLARX will assist this creation and generation of the IFX-x molecules reasonably. BDB shall not create or engage in the creation of any IFX-x with respect to any target other than the targets set forth herein without the prior written approval of INFLARX. The Parties shall use their best reasonable efforts to create or generate such IFX-x molecules free of any Third Party Intellectual Property.

2.2	BDB shall then test and establish the binding, inhibition or other interaction of such molecule to any established target other than C5a in-house and deliver to INFLARX without undue delay any results of such testing. BDB shall deliver to INFLARX together with said test results such IFX-x in order for INFLARX to test and establish the binding to C5a and/or the inhibition of C5a-induced biological effects by such IFX x and INFLARX shall furnish the results of such testing without undue delay to BDB.

2.3	If, according to the test results, any IFX-x molecule is established by INFLARX and by BDB to bind to or interact with the additional target(s) as described in Section 2.1

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above and C5a in a satisfactory manner to both Parties, this IFX-x molecule will be recognized as established by both Parties by written notice dated and signed by both Parties (such established IFX-x molecule hereinafter the “Established IFX-x”). The Parties understand that weak or partial binding or blocking activity below [*****] of a suitable reference standard, i.e. IFX-1 performance for C5a binding, shall generally be deemed as not suitable. Such written notice determining an Established IFX-x shall become effective upon the date of the last signature. However, neither Party shall withhold unreasonably its signature of such notice for longer than [*****] after receipt of the dated and signed notice by the other Party if the test results show that the respective IFX-x is suitable as described before.

2.4	[*****]

2.5	The Parties agree that all activities as set forth in this Article 2 during the Development Phase shall be part of the Frame of Co-Development and all provisions of the Co-Development Agreement (as supplemented by this Addendum) shall apply to such activities unless specifically and explicitly provided differently in this Addendum. For the avoidance of doubt, INFLARX, at its sole discretion, cost coverage and its sole responsibility shall have the exclusive right to fully Exploit any IFX-x and shall, wherever applicable, be granted and/or transferred exclusive Exploitation rights to and ownership in IFX-x and all Co-Development Findings by BDB and shall be granted and transferred usage rights under BDB Intellectual Property to the extent necessary or useful to Exploit such rights in any IFX-x and any Co-Development Findings subject to the option right of BDB as set forth under Article 3.

ARTICLE 3 — BDB Option Right

3.1	Within six (6) months of receipt of the notice of INFLARX according to Section 2.3 above for any Established IFX-x (the “Option Period”), BDB has an option right for such Established IFX-x in order to further pursue it solely and exclusively in the BDB Territory as BDB-x in accordance with and subject to all provisions of the Co-Development Agreement as altered in this Addendum. The option right is exercised if INFLARX receives written notice to this effect from BDB for the relevant Established IFX-x during the Option Period.

3.2	If BDB exercises its option right for a specific Established IFX-x in accordance with Section 3.1 above, all provisions of the Co-Development Agreement (as altered or supplemented in this Addendum) will fully apply to this specific Established IFX-x and the respective BDB-x and any product containing this specific BDB-x (and the respective Established IFX-x), it being understood that such products shall be covered by the "Product"-definition. For the avoidance of doubt, the Frame of Co-Development will be supplemented with respect to any Established IFX-x and the respective BDB-x for which BDB has exercised its option right in accordance with Section 3.1 as follows:

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i.	BDB may, at its sole discretion, cost coverage and its sole responsibility establish any BDB-x Cell Line, GMP Manufacturing Process for the relevant BDB-x and conduct pre-clinical animal and in vitro studies inside the BDB Territory using the relevant BDB-x as well as later clinical trials and studies inside the BDB Territory in compliance with all Applicable Laws including GCP and with the provisions of the Co-Development Agreement. BDB shall promptly share all related Co-Development Findings and ensure data sharing with INFLARX and put in place reporting tools for all development areas equivalent to those required for BDB-1 and BDB-2 under the Co-Development Agreement. INFLARX shall grant appropriate rights to BDB for such manufacturing, development and Commercialization exclusively and solely within the BDB Territory equivalent to the rights granted for development of BDB-2 and the corresponding cell line within the Co-Development Agreement. INFLARX shall be limited with respect to Commercialization of any molecule binding to the same targets of the Established IFX-x and the respective BDB-x inside the BDB Territory as set forth in Section 5.2.

ii.	INFLARX, at its sole discretion, cost coverage and its sole responsibility shall retain and have the exclusive right to fully Exploit the relevant Established IFX x and shall, wherever applicable, be granted and/or transferred exclusive Exploitation rights to and ownership in the relevant IFX-x and all Co-Development Findings by BDB and shall be granted and transferred usage rights under BDB Intellectual Property to the extent necessary or useful to Exploit such rights equivalent to those established within the Co-Development Agreement for IFX-2 and any Co-Development Findings subject to the rights granted to BDB with respect to the BDB Territory under the Co-Development Agreement.

3.3	If BDB does not exercise its option right in accordance with Section 3.1 with respect to any Established IFX-x, INFLARX will have all exclusive rights to develop, manufacture, Exploit and Commercialize the relevant Established IFX-x through itself or through a Third Party also within the BDB Territory. BDB shall grant, and INFLARX hereby accepts such grant, all usage rights under BDB Intellectual Property to the extent necessary or useful to Exploit such Established IFX-x, the relevant INFLARX Intellectual Property and any relevant Co-Development Findings also within the BDB Territory.

ARTICLE 4 — BDB Use of Cell Lines and IFX-x and BDB-x

4.1	All terms and conditions established within Sections 4.1 through 4.11 of the Co-Development Agreement regarding IFX-2 and the IFX-2 Cell Line shall be fully applicable to IFX-x and its corresponding cell line/ manufacturing process and all terms and conditions established therein for BDB-2 and the corresponding BDB-2 Cell Line as well as IFX-2 and the IFX-2 Cell Line shall be fully applicable to BDB-x and the corresponding cell line/ manufacturing process. For the avoidance of doubt, any right to use IFX-2 and the IFX-2 Cell Line as set forth in Sections 4.1 through 4.11 of the Co-Development Agreement shall be limited to the use necessary for the development works as described under Article 2 above during the Development Phase, and use of IFX-2 and the IFX-2 Cell Line for further development, manufacture and Commercialization of any IFX-x and BDB-x and the corresponding cell lines and/or manufacturing process as set forth in the Co-Development Agreement is subject to the exercise of the option right in accordance with Section 3.1 above for the respective Established IFX-x.

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4.2	BDB shall in no event make or engage any Third Party in making additional changes, alterations or any humanization efforts of any kind to any IFX-x and/or BDB-x and any corresponding cell line unless agreed upon differently between the Parties in writing.

ARTICLE 5 — Intellectual Property / Handling of Co-Development Findings

5.1	During the Development Phase, INFLARX grants to BDB the non-exclusive, non transferrable right under the INFLARX Intellectual Property to research and develop IFX-x only as set forth under Article 2 and solely within the BDB Territory. BDB hereby accepts this grant. BDB's rights granted under this Section 5.1 shall be conditional to performance of any and all its obligations by BDB and subject to the terms and conditions set forth in this Addendum.

5.2	Subject to Section 5.1 above and subject to the provisions in Sections 3.1 and 3.3 above, all terms and conditions established within Sections 6.1 through 6.7 of the Co-Development Agreement with respect to BDB-2/IFX-2 and the corresponding BDB-2/IFX-2 Cell Line shall be fully applicable to BDB-x/IFX-x and its corresponding cell line/ manufacturing process. The Parties agree that the usage rights granted to BDB under Section 6.2 of the Co-Development Agreement and BDB’s right to be offered to pursue patent protection within the BDB Territory for any invention within the Co-Development Findings relating to the relevant Established IFX-x (and the respective BDB-x) as set forth on Section 6.4 v. of the Co-Development Agreement shall be granted only and from the date of exercise of the option right by BDB with respect to the relevant Established IFX-x in accordance with Section 3.1 above. If and to the extent that BDB exercises its option right for any Established IFX-x, INFLARX shall from the date of execution of the option right by BDB in accordance with Section 3.1 not engage in any Commercialization either alone or together with or through a Third Party of any product containing any other independently developed molecule targeting the human complement factor C5a and the respective other target(s) to which the Established IFX-x and the respective BDB-x, for which BDB has exercised its option right, is binding within the BDB Territory. For the avoidance of doubt, INFLARX retains the right to develop and/or manufacture any other independently developed molecule targeting the human complement factor C5a and the respective other target(s) to which the Established IFX-x and the respective BDB-x, for which BDB has exercised its option right, is binding and any product containing such molecule inside the BDB Territory alone or together with or through a Third Party solely for the purpose of Exploitation and Commercialization of a product containing such molecule in the INFLARX Territory, and to Exploit such molecule within the BDB Territory for non-commercial purposes.

5.3	For the avoidance of doubt, IFX-x and BDB-x and including the respective cell lines and manufacturing processes and all Know-How generated by the Parties with respect thereto shall be considered Co-Development Findings and shall be handled as such in accordance with the relevant provisions set forth in the Co-Development Agreement.

ARTICLE 6 — Royalty, Royalty Reporting and other Payments

For any Established IFX-x and respective BDB-x the following royalty scheme should apply instead of the royalty scheme set forth in Sections 7.1 and 7.2 of the Co-Development Agreement:

6.1	Royalties to be paid to INFLARX for the development of BDB-x: For the granting of the exclusive license under INFLARX Intellectual Property with respect to

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development and Commercialization of any BDB-x, for which (or respectively for the respective Established IFX-x) BDB has exercised its option right in accordance with Section 3.1 above, inside the BDB Territory in accordance to Section 6.2 of the Co-Development Agreement, BDB shall pay to INFLARX royalties amounting to [*****]

6.2	Royalties to be paid to BDB for the development of Established IFX-x: In the event that INFLARX chooses to develop and to Exploit and Commercialize any Established IFX-x within the INFLARX Territory, then INFLARX shall pay to BDB royalties amounting to [*****] arising from such Commercialization of a Product containing the relevant Established IFX-x.

6.3	Conditional Royalties for IFX-x and BDB-x development:

i.	Only in the event that INFLARX chooses to exercise its reserved right to Exploit and Commercialize any BDB-x, for which (or respectively for the respective Established IFX-x) BDB has exercised its option right in accordance with Section 3.1 above, and not the respective Established IFX-x anywhere in the INFLARX Territory pursuant to Section 6.5 of the Co-Development Agreement, then INFLARX shall pay to BDB royalties amounting to [*****] arising from such Commercialization of a Product containing the relevant BDB-x.

ii.	Only in the event that INFLARX Exploits and Commercializes any Product containing any Established IFX-x, for which BDB has exercised its option right in accordance with Section 3.1 above, for any Indication inside the BDB Territory pursuant to Section 6.7 of the Co-Development Agreement, then BDB shall be entitled to [*****] arising out of such Commercialization of Products containing the relevant IFX-x inside the BDB Territory.

6.4	Conditions for Royalty payments for IFX-x and BDB-x: For the avoidance of doubt, all terms and conditions established within the Sections 7.3 through 7.7 of the Co-Development Agreement shall be fully applicable in connection with royalty payments established regarding relevant Established IFX-x and respective BDB-x.

ARTICLE 7 — WARRANTIES and LIABILITY

In addition to the warranties made by BDB under Section 9.2 of the Co-Development Agreement, BDB hereby warrants to the best of its knowledge that it has all right and title to apply the necessary Know-How or technology for the generation of any IFX-x and any BDB-x including but not being limited to necessary manufacturing steps and that it does not violate or infringe existing Third Party Intellectual Property by the creation of any IFX-x and/or the respective BDB-x. For the avoidance of doubt, this supplementing warranty shall apply already with respect to the Development Phase and the activities conducted in the Development Phase.

ARTICLE 8 — TERM AND TERMINATION

8.1	This Addendum will become effective and binding to the Parties as of the Effective Date and will continue in effect unless the Co-Development Agreement is terminated pursuant to Article 11 of the Co-Development Agreement.

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8.2	Notwithstanding Section 8.1 above, this Addendum may also be terminated by either Party at any time during the Development Phase without termination of the Co-Development Agreement by [*****] prior written notice to the other Party. Upon such termination, BDB shall immediately stop any development works then conducted in accordance with Article 2 and shall provide and transfer to INFLARX all results of the development works conducted under Article 2. All rights and obligations of the Parties accrued under this Addendum prior to such termination shall be maintained. Any option right of BDB already accrued with respect to any Established IFX-x at the time of such termination shall be maintained and BDB may still exercise such option right after such termination becomes effective unless and until the Co-Development Agreement is terminated. If and to the extent BDB has already exercised its option right with respect to any Established IFX-x at the time of such termination by INFLARX, BDB will retain all rights granted under this Addendum and the Co-Development Agreement with respect to such Established IFX-x, for which BDB has already exercised its option right, for the further development, manufacture and Commercialization of the respective BDB-x solely within the BDB Territory, unless and until the Co-Development Agreement is terminated.

8.3	The following provisions of this Addendum shall survive its termination: Article 1, Section 2.5, Sections 3.1 and 3.1 to the extent required under Section 8.2, Section 3.3, Sections 5.2 and 5.3, Article 6 to the extent required under Section 8.2, Article 7, Section 8.2 and Article 9. To the extent the aforementioned provisions refer to another provision of this Addendum and of the Co-Development Agreement, such referred provision shall continue in full force and in accordance with their terms, notwithstanding the expiration or termination of this Addendum for any reason.

ARTICLE 9 — MISCELLANEOUS PROVISIONS

The Parties agree that nothing in this Addendum is meant to alter, invalidate, change or dismiss any term or condition of the Co-Development Agreement unless expressively stated so differently within this Addendum. The Parties conclude that this Addendum and the Co-Development Agreement shall constitute the entire contractual understanding between the Parties with respect to their subject matters as of the Effective Date. The Co-Development Agreement shall fully apply to all activities of the Parties under this Addendum unless specifically und explicitly provided differently in this Addendum.

Signature page follows:

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IN WITNESS WHEREOF, the Parties hereto have executed this Addendum in duplicate originals by their duly authorized officers or representatives.

FOR INFLARX:		FOR BDB:

By:	/s/ Niels C. Riedemann	By:	/s/ Shusheng Geng
	(Prof. Dr. Niels C. Riedemann, CEO)		(Dr. Shusheng Geng, CEO)

Date:	Dec 28th 2015	Date:	12/01/ 2015

By:	/s/ Renfeng Guo	By:	/s/ Lina Ma
	(Prof. Dr. Renfeng Guo, CSO)		(…………………………)

Date:	11/30/2015